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                                                                    EXHIBIT 99.2
















                                GLOBAL AGREEMENT
                                 AUGUST 30, 2001


















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                                TABLE OF CONTENTS

Section 1.        DEFINITIONS............................................................3

Section 2.        FILINGS................................................................6

Section 3.        FINANCING..............................................................7

Section 4.        TRANSFERS OF ASSETS....................................................8

Section 5.        CONTRACTS..............................................................9

Section 6.        APPOINTMENT OF OFFICERS AND DIRECTORS.................................13

Section 7.        TRANSITION............................................................14

Section 8.        MONITORING SERVICES AND PAYMENT OF EXPENSES WHILE MONITORING..........15

Section 9.        EMPLOYEES; OFFICES....................................................19

Section 10.       EQUIPMENT AND CREDITS.................................................20

Section 11.       LOAN TO HW............................................................21

Section 12.       NON-COMPETITION AND NON-SOLICITATION..................................22

Section 13.       RELEASE...............................................................25

Section 14.       WAIVER OF RIGHT TO JURY TRIAL.........................................26

Section 15.       GOVERNING LAW, ETC. ..................................................26

Section 16.       AGREED SURCHARGE AND CARVE OUT OF COLLATERAL..........................27

Section 17.       ENTIRE AGREEMENT, ETC.................................................28

Section 18.       FURTHER ASSURANCES....................................................28

Section 19.       NOTICES. .............................................................28

Section 20.       PRESS RELEASES........................................................28

Section 21.       COUNTERPARTS..........................................................29



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                  This GLOBAL AGREEMENT (this "AGREEMENT"), dated as of August
30, 2001, by and among RESPONSE USA, INC., a corporation duly organized and presently existing in good standing under the laws of Delaware ("RUSA"), with an office at 3 Executive Campus , Cherry Hill, NJ 08002, RESPONSE ABILITY SYSTEMS, INC., a corporation duly organized and presently existing in good standing under the laws of New Jersey ("RAS"), with an office at 3 Executive Campus , Cherry Hill, NJ 08002, ORGANIZATION FOR ENHANCED CAPABILITIES, INC., a corporation duly organized and presently existing in good standing under the laws of Massachusetts ("OEC"), with an office at 657 Quarry Street, Fall River, MA 02723, EMERGENCY RESPONSE SYSTEMS, INC., a corporation duly organized and presently existing in good standing under the laws of California ("ERS" and, together with RUSA, RAS and OEC, the "OPERATING COMPANIES"), with an office at 5777 West Century Boulevard, Los Angeles CA 90045, HEALTH WATCH, INC., a corporation duly organized and presently existing in good standing under the laws of Florida ("HW"), with an office at 777 Yamato Road, Suite 350, Boca Raton, FL 33431, RESPONSE SECURITY MONITORING, LLC, a Delaware limited liability company ("RSM"), with an office at 3 Executive Campus, Cherry Hill, NJ 08002, as involuntary debtor in a case filed under Chapter 11 of 11 U.S.C. ss. 101, et seq. (the "BANKRUPTCY CODE") in the Bankruptcy Court for the District of New Jersey, Camden Vicinage (the "BANKRUPTCY COURT"), RESPONSE SECURITY SERVICES, LLC, a Delaware limited liability company ("RSS" and, together with RSM, the "SPVS"), with an office at 3 Executive Campus, Cherry Hill, NJ 08002, as an involuntary debtor in a case filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, MCGINN, SMITH ACCEPTANCE CORP., a New York corporation with an office at 99 Pine Street, Albany, NY 12207 ("MS"), KEYBANK NATIONAL ASSOCIATION, a national banking association with an office at 127 Public Square, Cleveland, OH 44114 ("KEY"), MR. JEFFREY QUEEN, a natural person residing in Delray Beach, FL ("JQ") and MR. ANDREW QUEEN, a natural person residing at Delray Beach, FL ("AQ" and, together with JQ, the "QUEENS").

                                    RECITALS

1. Each of the Operating Companies (other than RUSA) and HW is a direct or indirect subsidiary of RUSA. RAS is the sole member of each of the SPVs.

2. The Operating Companies and HW are collectively in the business of supplying personal emergency response monitoring services to customers, including, without limitation, supplying emergency response systems and monitoring services to such customers. The Operating Companies and HW have entered into Contracts (as hereinafter defined) with Providers (as hereinafter defined) and Obligors (as hereinafter defined) pursuant to which such services are provided on a continuing basis. HW, OEC and ERS have, in the past, sold and assigned such Contracts to RAS or its predecessor in interest. RAS is a party to (i) a Purchase Agreement with RSM (the "RSM PURCHASE AGREEMENT"), dated as of June 30, 1999 and (ii) a Purchase Agreement with RSS (the "RSS PURCHASE AGREEMENT" and, together with the RSM Purchase Agreement, the "PURCHASE AGREEMENTS"), dated as of June 30, 1999. Pursuant to the Purchase Agreements, (a) the SPVs have purchased from RAS Contracts generated from time to time by the Operating Companies and HW and (b) RAS has agreed to provide or arrange for the provision of billing, collection and monitoring services with respect to such Contracts.



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3.    Each of the SPVs and RAS is a party to a separate Receivable Financing
      Agreement, each dated as of June 30, 1999 (together, the "PREPETITION LOAN AGREEMENTS") with MS pursuant to which MS made loans (the "PREPETITION LOANS") to each SPV secured by the Sold Contracts (as hereinafter defined) and other collateral described therein (including, without limitation, each SPV's rights under its respective Purchase Agreement, which rights have been assigned directly to Key) and RAS agreed to provide or arrange for the provision of billing, collection and monitoring services with respect to such Sold Contracts. RAS and/or the SPVs subcontracted with HW for the performance of some of such services by HW. MS has sold to Key a 100% participation in all of the Prepetition Loans. Key has indirectly sold interests in certain of its participations in the Prepetition Loans to funds managed by Highland Capital Management, Inc. Other than as set forth above, MS and Key hereby represent that neither of them has sold or participated any portion of the Prepetition Loans to or with any other Person.

4. Pursuant to the Prepetition Loan Agreements, (i) the outstanding principal balance of the Prepetition Loans, as of June 30, 2001, was approximately $33 million, and (ii) subject to the terms of this Agreement and conditioned on the entry of the Final Approval Order (as hereinafter defined), the Operating Companies and HW concede that the SPVs are obligated to MS in such amount, together with interest, fees and charges as provided under the Prepetition Loan Agreements, without defense, offset or counterclaim (collectively, the items described in clauses (i) and (ii) above, the "PREPETITION OBLIGATIONS").

5. Subject to the terms of this Agreement and conditioned on the entry of the Final Approval Order, the Operating Companies and HW concede that pursuant to the Prepetition Loan Agreements and the filing of UCC-1 Financing Statements, the Prepetition Obligations are secured by a first priority, perfected security interest in and lien upon the Sold Contracts, the Purchase Agreements and the other collateral referenced in the Prepetition Loan Agreements (the "PREPETITION COLLATERAL").

6. MS, on May 2, 2001, filed in the Bankruptcy Court an involuntary petition against each SPV for relief under Chapter 11 of the Bankruptcy Code (the "INVOLUNTARY PETITIONS"). Key has filed with the Bankruptcy Court a motion for the appointment of a trustee for each of the SPVs (the "TRUSTEE MOTION"). The SPVs have filed a motion for the dismissal of the Involuntary Petitions (the "CROSS-MOTION").

7. The Operating Companies, the SPVs, HW and the Queens, on the one hand, and MS and Key, on the other hand, have numerous disagreements relating to the Prepetition Obligations, the Prepetition Collateral, the filing in the Bankruptcy Court of the Involuntary Petitions and the manner in which the SPVs and the Operating Companies have been managed.

8. The Queens are officers and directors of each of the Operating Companies and HW.

Now, therefore, the parties hereto hereby agree as follows:


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Section 1.        DEFINITIONS.

                  (a) DEFINED TERMS. In addition to the terms defined in the preamble or the recitals to this Agreement, as used in this Agreement, the following terms shall have the specified meanings which shall be applicable to both the singular and plural forms of such terms.

         "AFFILIATE" of a party means any entity controlling, controlled by or under common control with, the party, and the term "controlling" and such variations thereof shall mean ownership of a majority of the voting power of a party.

         "BANKRUPTCY COURT" has the meaning set forth in the Recitals.

         "BOCA OFFICE" means the offices of HW located at 777 Yamato Road, Boca Raton, Florida.

         "CHAPTER 11 CASES" means the administratively consolidated cases of the Operating Companies and the SPVs under Chapter 11 of the Bankruptcy Code to be filed in the Bankruptcy Court pursuant to Section 2 hereof.

         "CONTRACT" means, collectively, an Obligor Contract and a Provider Contract.

         "END-USER" means a natural person who is utilizing a personal-emergency response system directly or indirectly provided by HW or an Operating Company (or one of their predecessors-in-interest) pursuant to or in connection with a Contract.

         "EQUIPMENT" means personal-emergency response units (including all accessories provided by or on behalf of HW or the Operating Companies) of the type utilized or required to be utilized by End-Users pursuant to Contracts, including, without limitation, personal-emergency response units of the type provided or required to be provided under the Provider Contracts which constitute Sold Contracts. Such Equipment excludes phone equipment, computers, receivers, wiring and third party equipment and accessories used to monitor the Equipment used by the End-User.

         "FILING DATE" means the date on which the Chapter 11 Cases are commenced, which date shall not be later than August 31, 2001.

         "FILINGS" means the filings referred to in Section 2(i)-(iii) hereof.

         "FINAL APPROVAL ORDER" means an order of the Bankruptcy Court which provides for final approval of this Agreement and each agreement required in connection herewith and each of the terms hereof and thereof and authorizes the parties hereto to execute and perform this Agreement and such other agreements.

         "FINAL EFFECTIVE DATE" means the third business day following the date the Final Approval Order is entered by the Bankruptcy Court.


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         "LIEN" means any interest in property securing an obligation, whether such interest is based on contract, statute, or common law, including without limitation, a security interest, charge, claim or lien or any reservation of rights or reservation affecting property.

         "M&S CLAIM OBJECTION" means a notice any HW Party delivers giving notice that M&S Partners or its Affiliate (or any successor or assign of either Person including RSPN Trust) claims, or is entitled to claim, that HW owes or is liable for an obligation (accrued, unaccrued but owing, or contingent) to M&S Partners or its Affiliates (or any successor or assign of either Person including RSPN Trust) or that HW assets are subject to such claims in connection with the business of HW, the Operating Companies, or SPVs. For purposes of this definition, any company (other than MS) in which Timothy McGinn holds, directly or indirectly, at least a 10% ownership interest, and which claims, or is entitled to make a claim against HW or its assets, is deemed an Affiliate of M&S Partners.

         "MONITORING CONTRACT" means a monitoring and services contract between RAS and HW in the form of Exhibit B hereto.

         "MONITORING EQUIPMENT" means office equipment, computers, receivers, monitoring software and telecommunications equipment owned by HW and currently located in the Boca Office and the Orlando Office.

         "MONTHLY REVENUE" means, with respect to any Contract for any month, all recurring charges payable on a monthly basis (plus all activation fees billed in such month) under and with respect to such Contract; PROVIDED, that any recurring charge with respect to any Contract that is payable less frequently than on a monthly basis shall, for purposes of this definition, be prorated equally over the period for which the same is payable.

         "OBLIGOR" means a natural person who is using a personal-emergency response system supplied by HW or an Operating Company or a predecessor-in-interest thereof and is obligated to make payments with respect thereto to HW or an Operating Company.

         "OBLIGOR CONTRACT" means an agreement between RAS or an Affiliate or a predecessor-in-interest thereof and an Obligor pursuant to or under which such Obligor is obligated to pay for personal-emergency response monitoring services.

         "ORLANDO OFFICE" means HW's leased premises in Orlando, Florida.

         "PERMITTED REFERRAL SOURCE" means a Provider which is a third-party payor or referral source under a Provider Contract where:

                  (a) such Provider is a government agency or subdivision or a not-for-profit corporation or organization;


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                  (b) End-Users which utilize Equipment supplied by the Provider are not directly billed for the monitoring services and do not have an obligation to pay for such Equipment or monitoring services;

                  (c) at least 80% of the funds used to pay for such Equipment and monitoring services are provided, directly or indirectly, by federal, state or local government agencies or subdivisions; and

                  (d) such Provider awards contracts for the provision of monitoring equipment and services on a non-exclusive basis (unless individual End-Users are awarded by such Provider in a nonexclusive bid procedure, in which case it may be on an exclusive basis).

         "PERSON" means any individual, corporation, sole proprietorship, partnership, limited liability company, limited liability partnership, unincorporated association, joint venture, trust, other business entity or any government, governmental department, agency or unit.

         "PLAN OF REORGANIZATION" means a plan of reorganization (which can provide for a liquidation) of the Operating Companies and the SPVs filed with the Bankruptcy Court pursuant to Section 1121(a) of the Bankruptcy Code, as the same may be amended, modified or otherwise supplemented from time to time.

         "PRELIMINARY APPROVAL ORDER" means an order of the Bankruptcy Court which provides for preliminary approval of this Agreement and each agreement required in connection herewith and each of the terms hereof and thereof and authorizes the parties hereto to execute and perform this Agreement and other such agreements.

         "PRELIMINARY EFFECTIVE DATE" means the date of entry of the Preliminary Approval Order.

         "PROVIDER" means a Person which obtains personal-emergency response systems from HW or an Affiliate or predecessor-in-interest thereof and provides such systems to End-Users.

         "PROVIDER CONTRACT" means an agreement between HW or an Operating Company or a predecessor-in-interest thereof and a Provider pursuant to or under which such Provider provides Equipment and personal-emergency response monitoring services to End-Users.

         "QUEEN PARTIES" means, collectively, the Queens and the Jeffrey and Andrew Queen Irrevocable Trust.

         "RELATED SECURITY" means, with respect to any Contract:

                  (a) all of the interest in any merchandise (including returned, rented or leased merchandise) relating to any sale giving rise to such Contract;


                                        5


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                  (b) all security interests or Liens and property subject
thereto from time to time purporting to secure payment of such Contract, together with all financing statements signed by an Obligor or Provider describing any collateral securing such Contract;

                  (c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Contract; and

                  (d) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Contract and the related Obligor or Provider. For clarification, Related Security does not include telephone numbers, telephone lines, intellectual property or other rights to be retained or transferred to HW under this Agreement.

         "SERVICES" means billing, collection and monitoring services with respect to Contracts, performed in substantially the manner performed by or on behalf of HW and the Operating Companies prior to the date hereof.

         "SOLD CONTRACTS" means the Contracts sold by RAS to the SPVs under the Purchase Agreements, including, without limitation, those listed on Schedule A hereto.

         "TERMINATION DATE" means the earliest to occur of (i) the date of confirmation of a Plan of Reorganization, (ii) the date the Chapter 11 Cases are dismissed or converted into a case under Chapter 7 of the Bankruptcy Code or
(iii) the date of the sale or other disposition, including through merger, foreclosure, abandonment or otherwise, of substantially all of the assets (other than cash, cash equivalents or assets received from such disposition such as financing notes receivable) and/or equity, in any combination, of the SPVs and the Operating Companies, including the Sold Contracts.

         "TRANSITION PERIOD" means the 30-day period following the Filing Date.

                  (b) INTERPRETATION. All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular. All terms not specifically defined herein which are defined in the Uniform Commercial Code ("UCC") shall have the meanings set forth therein.

Section 2. FILINGS. On the Filing Date, (i) each Operating Company shall file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, (ii) each of the SPVs shall consent to the entry of an order granting the relief requested in the Involuntary Petitions (the "CONSENT TO RELIEF") and withdraw the Cross-Motion and (iii) Key shall withdraw the Trustee Motion. Further, the parties shall use their best efforts to cooperate in seeking the Bankruptcy Court to compel M&S Partners, its Affiliates, successors and assigns, including RSPN Trust to disclose whether any claim may be made against HW or its assets, including as a result of the transactions this Agreement contemplates, by M&S Partners, its Affiliates or their respective successors and assigns including RSPN Trust. It is a condition precedent to the effectiveness of all of the provisions of this Agreement that the Filings be made and the Consent to Relief be entered. The parties hereto shall use their collective best efforts to obtain the Final Approval Order within 30 days after the


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Preliminary Effective Date. If the Final Effective Date does not occur prior to
45 days after the entry of the Preliminary Approval Order, or any HW Party provides to Key notice of an M&S Claim Objection and the Bankruptcy Court does not make a final finding that M&S Partners and its Affiliates (and any successor or assign thereof including RSPN Trust) who are the subject of the M&S Claim Objection do not have any claim against HW or its assets (the "Final Finding"), this Agreement shall terminate and be of no further force and effect, and all parties shall retain, and do hereby reserve, any and all rights and remedies that existed prior to the execution of this Agreement (other than the Filings described in clauses (i) and (ii) above), it being expressly understood that in such event the SPVs and the Operating Companies shall have the right to seek dismissal of the Chapter 11 Cases and MS and Key shall have the right to oppose any motion, application or request by any Operating Company or any SPV to seek such dismissal. Notwithstanding anything herein to the contrary, in the event the Bankruptcy Court does not enter the Preliminary Approval Order within five business days after the Filing Date or either the Final Effective Date or the Final Finding (if any M&S Claim Objection is made) does not occur prior to 45 days after the entry of the Preliminary Approval Order, then (a) none of the terms of this Agreement shall be effective except for the Filings described in clauses (i) and (ii) above (subject to the right to seek dismissal set forth above) and the loans (conditioned on prior approval by the Bankruptcy Court) made under Section 3, (b) except as set forth in subsection (c) below, any and all transfers, payments and other matters implemented under the terms of this Agreement and the Preliminary Approval Order, including, without limitation, the release set forth in Section 13 hereof, the non-solicitation and non-competition agreements set forth in Section 12 hereof, the transfer of stock set forth in
Section 4 hereof and the transfer of Contracts set forth in Section 5 hereof, shall be deemed null and void and shall be reversed such that (except as set forth in clause (a) above) each party hereto shall be placed in the same position as it was immediately prior to the entry of the Preliminary Approval Order (or, if it is not entered, immediately prior to the Filing Date), including as provided in Section 6 hereof and (c) all amounts paid to HW under
Section 10(b) hereof shall be immediately due and payable by HW to Key (in lieu of paying back such amounts to the Operating Companies and the SPVs). The parties hereto consent to the entry of any further or additional orders of the Bankruptcy Court reasonably necessary to effectuate the provisions of this Section. From and after the Filing Date, the parties agree to cooperate in petitioning the Bankruptcy Court to (x) cause the Chapter 11 Cases to be administratively consolidated and (y) grant the relief requested in the various first day motions delivered to HW counsel. Each SPV and each Operating Company hereby agrees to pay to or as directed by HW and be liable for the expenses of HW in its operations that relate to the provision of Services and all other operations of HW's business, including expenses of employees (regardless of their function, including, without limitation, manufacturing and engineering), accrued through and as of the Filing Date (even though not payable until after the Filing Date), such expenses to be of the same type and nature as those that have been approved and paid during the involuntary bankruptcy proceedings of the SPVs through the date hereof and to be limited to those expenses set forth on Schedule B hereto prorated through the Filing Date. The parties agree to cause the payment of such expenses to be included in the relief requested of the Bankruptcy Court in the first-day motions described above, and to support the granting of such relief by the Bankruptcy Court.

Section 3. FINANCING. On and after the Filing Date, Key will make post-petition loans to the Operating Companies and the SPVs secured by all of the assets of the Operating Companies and the SPVs (except those being transferred to HW under this Agreement) so as to enable the Operating


                                        7


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Companies and the SPVs to operate during the Chapter 11 Cases and to comply with their obligations hereunder, provided however, that notwithstanding anything herein to the contrary, HW shall not be liable for such loans. Advances made by Key to HW and the Operating Companies from and after June 21, 2001 through the Filing Date shall be considered loans in the Chapter 11 Cases, and HW shall have no liability therefor. The advances made by Key pursuant to the order of, and approval by, the Bankruptcy Court on June 14, 2001 between June 14 and June 20 (the "June 14 Advances") shall be considered loans to the Operating Companies and the SPVs in Chapter 11 Cases provided the Final Effective Date occurs. If the Final Effective Date does not occur, then the parties reserve their rights in respect of the June 14 Advances. Key intends to assert in the Bankruptcy
Court that advances made by Key to HW and the Operating Companies from May 31, 2001 to June 13, 2001 (the "Pre-June 14 Advances") should be treated as expenses of administration in the Chapter 11 Cases. If the Final Effective Date occurs, then the Operating Companies shall not object to Key's motion to have the Bankruptcy Court treat the Pre-June 14 Advances as expenses of administration in these Chapter 11 cases.

Section 4. TRANSFERS OF ASSETS. On the Preliminary Effective Date, (i) RUSA shall transfer, sell and assign all of the issued and outstanding capital stock of HW to the Queen Parties or at their direction and (ii) the Queen Parties shall transfer, sell and assign all of the capital stock in RUSA owned by them to RUSA. The Queens hereby represent and warrant to RUSA and Key that they own 5,150,988 shares of the capital stock of RUSA, totaling approximately 46% of such outstanding stock and no members of their immediate families own any additional shares of such stock. In addition, on the Preliminary Effective Date, HW shall transfer the assets described in Schedule C hereto to RAS, provided that if any third party consent is required and cannot be obtained, HW shall not be required to make the transfer. HW agrees to use its best efforts without out-of-pocket expense either to obtain any required third party consents, or, if HW is unable to obtain any such third party consent, provide the Operating Companies with use of or occupancy with respect to the asset. The Operating Companies shall transfer to HW all of their right, title and interest in and to the assets described on Schedule D hereto. All assets of HW or the Operating Companies not transferred pursuant to the terms hereof shall remain the property of the owner thereof. For the avoidance of doubt and notwithstanding anything herein to the contrary, all assets of HW located in the State of Florida (other than the St. Petersburg office) related to the operation of its business (including furniture, fixtures and office equipment), the assets related to the production and manufacturing of Equipment (including component parts and Equipment in the possession of HW or its vendors), all Monitoring Equipment, all intellectual property related to the Equipment and the Monitoring Equipment and all tangible assets (categorized as office furniture and equipment, Monitoring Equipment, Equipment (other than Equipment held by Providers or End-Users under SPV Contracts and Equipment transferred by HW to RAS or any other Operating Company or SPV as required hereunder), inventory and production assets) located in the Boca Office , the Orlando Office, HW's production and storage facilities in Florida that HW uses in its operations (irrespective (in the case of such assets located in the Boca Office, the Orlando Office, HW's production or storage facilities in Florida) of the manner in which they are recorded on the books and records of the Operating Companies or HW) shall remain and be deemed to be the property of HW. Upon the request and at the expense of HW, except for legal fees of the Operating Companies or SPVs, the Operating Companies shall make any transfers of property necessary to give effect to the immediately preceding sentence it being understood that preparing all legal documents to effectuate such transfer


                                        8


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shall be HW's responsibility. For purposes of clarification and notwithstanding anything herein to the contrary, HW shall retain any and all patent rights, trade secrets, software rights, trademarks, copyrights or other intellectual property that it owns as of the Filing Date, including, without limitation, the intellectual property specified on Schedule E hereto (the "INTELLECTUAL PROPERTY") and the Operating Companies and the SPVs, to the extent applicable, shall, on the Preliminary Effective Date (or thereafter at HW's request), transfer to HW the intellectual property previously transferred by HW to the Operating Companies or the SPVs. Except as set forth herein, (I) RAS hereby assumes any and all liabilities directly associated with the assets listed in Schedule C hereto being transferred to it hereunder (even if required third party consents are not obtained) and recognizes that it is solely responsible for any and all liabilities associated with the assets retained by it hereunder and (II) HW hereby assumes any and all liabilities directly associated with the assets listed in Schedule D hereto being transferred to it hereunder and recognizes that it is solely responsible for any and all liabilities associated with the assets retained by it hereunder, including, without limitation, the Intellectual Property. The transfer of stock from RUSA to the Queen Parties hereunder shall be pursuant to 11 U.S.C. Sections 363 and 365 and shall be free and clear of all claims, Liens and encumbrances of any kind whatsoever. Each transfer of other property, or any interest therein, from the Operating Companies and SPVs to HW hereunder shall also be pursuant to 11 U.S.C. Sections 363 and 365 and shall be free and clear of all claims, Liens and encumbrances of any kind whatsoever attaching to such property or interest therein during the time such property or interest was owned by the Operating Companies and SPVs. Further, HW shall be entitled to the protections afforded by Section 363(m) of the Bankruptcy Code in connection therewith and the parties agree that HW has not engaged in any conduct that would violate Section 363(n) of the Bankruptcy Code. HW hereby represents and warrants that no intellectual property that it owns was previously transferred to it by the Operating Companies. The sole remedy for breach of the foregoing sentence is the transfer to RAS of such property.

Section 5. CONTRACTS.

                  (a) HW represents that, as of May 31, 2001, HW and the Operating Companies owned those Contracts set forth on Schedule F hereto (the "UNPLEDGED CONTRACTS"). The parties agree that (i) the Unpledged Contracts have not been sold to the SPVs or pledged to MS or Key and had an aggregate Monthly Revenue equal to approximately $117,000 as of May 31, 2001 and (ii) the Sold Contracts had an aggregate Monthly Revenue equal to approximately $895,000 as of May 31, 2001. On the Preliminary Effective Date, (x) HW shall own those Unpledged Contracts identified on Schedule G hereto (the "OWNED CONTRACTS") free and clear of all claims, Liens and encumbrances of any kind whatsoever, (y) the SPVs shall transfer to HW, free and clear of all claims, Liens and encumbrances of any kind whatsoever, those Contracts set forth on Schedule H hereto (the "ADDITIONAL CONTRACTS" and, together with the Owned Contracts (but as adjusted for and after any increase or decrease pursuant to the HW MRR Adjustment, as hereinafter defined), the "HW CONTRACTS") and (z) HW and the Operating Companies, as applicable, shall transfer to the SPVs those Contracts set forth on Schedule I hereto (the "ADDITIONAL SPV CONTRACTS"). As between MS and the


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SPVs, in consideration of MS permitting the transfer of the Additional Contracts by the SPVs to HW, MS shall have a first priority Lien on the SPV Contracts under the Prepetition Loan Agreements (other than those, if any, transferred to HW as a result of an MRR Adjustment). All Contracts in effect as of the Filing Date owned by HW, the SPVs and the Operating Companies not constituting HW Contracts shall be the sole property of the SPVs, free and clear of all claims, Liens and encumbrances of any kind whatsoever by HW, any Queen Party or any Operating Company and such Contracts may be increased or decreased pursuant to the SPV MRR Adjustment (all such Contracts, including the Additional SPV Contracts, (but as adjusted for and after any increase or decrease pursuant to the SPV MRR Adjustment, as hereinafter defined, the "SPV Contracts"). Each party shall be entitled to full ownership of any Contract it may enter after the Filing Date and no such Contract shall be used in determining or giving effect to any MRR Adjustment. The parties shall use their collective best efforts to agree upon the HW MRR Adjustment and the SPV MRR Adjustment (collectively, the "MRR ADJUSTMENTS") on or before the Final Effective Date. In the event that the parties cannot agree on the MRR Adjustments prior to the Final Effective Date, then any party hereto may seek such determination from the Bankruptcy Court. For purposes of this Agreement, the "SPV MRR ADJUSTMENT" and the "HW MRR ADJUSTMENT" means an adjustment to the SPV Contracts and the HW Contracts, respectively, reflecting the results of the following equations:

      SPV MRR Adjustment = 88.78% x (TMRR - $1,012,000),

      HW MRR Adjustment = 11.22% x (TMRR - $1,012,000)

where

      SPV MRR Adjustment is the positive or negative adjustment to the Monthly Revenue of the SPV Contracts;

      HW MRR Adjustment is the positive or negative adjustment to the Monthly Revenue of the HW Contracts;

      TMRR is the Monthly Revenue for all Contracts as of the Measurement Date, as determined pursuant to the formula set forth below (the "TOTAL MRR"); and Measurement Date is the Filing Date.

      Total MRR shall be equal to the result of the following equation:

      TMRR =    ((EMRR - $1,012,000)/92) x Y) + $1,012,000

      where

      EMRR is the sum of the Monthly Revenue for all Contracts as of the Filing Date; and

      Y is the number of days from May 31 to the Filing Date.

On such date as the SPV MRR Adjustment and the HW MRR Adjustment are determined, HW, on the one hand, and RAS and the SPVs, on the other, shall engage in an exchange of Contracts to give effect to the SPV MRR Adjustment and the HW MRR Adjustment, which will be applied based upon the Monthly Revenue of Contracts as of August 31, 2001. The Contracts which are so exchanged shall be exchanged based upon application of the Exchange Principles.

Exchange Principles means the following requirements regarding Contracts to be transferred to a recipient to give effect to any MRR Adjustment required above:

                  i. No transfer due to an MRR Adjustment is required unless the amount of Monthly Revenue the recipient is entitled to receive from such adjustment exceeds $500, in which case a transfer of any Contract or Contracts is necessary only to within $500 of the required MRR Adjustment;

                  ii. The only type of Contract subject to transfer is a Provider Contract and which is not a Contract with a Permitted Referral Source;
iii. Each Provider Contract transferred must be from a state in which the recipient has at least 3 of its own Provider Contracts (after considering all prior Contract transfers under this Agreement but before giving effect to any MRR Adjustment);

                  iv. The transfer of Contracts must not cause the recipient's total Monthly Revenue from its Contracts from any state (after considering all Contract transfers under this Agreement including those giving effect to any MRR Adjustment) to exceed 40% of the recipient's total Monthly Revenue from its Contracts from all states; and

                  v. No Provider Contract transferred may have an accounts receivable balance older than 60 days past due.

For clarification, in determining which state any Contract is from, such determination is made by reference to the billing address for the Provider.

      (b) Notwithstanding anything to the contrary set forth in subsection (a) above, HW shall not be entitled to any Monthly Revenue of any HW Contract accrued and unpaid through the Filing Date, all such Monthly Revenue to be the sole property of RAS.

      (c) Any reference in this Section to a party owning or transferring Contracts, Owned Contracts, Additional Contracts, HW Contracts, SPV Contracts, Additional SPV Contracts and Unpledged Contracts includes all Related Security with respect thereto. Subject to subsection 10 (d), below, but without otherwise limiting the terms of the immediately prior sentence, Equipment associated with any Provider whose Contract is transferred to any party under this Agreement

(including as a result of an MRR Adjustment) is deemed the transferee's property. The transfer of Additional Contracts (as adjusted for the MRR Adjustments) and any other Contracts (if any) pursuant to an MRR Adjustment to HW hereunder shall be pursuant to Sections 363 and 365 of the Bankruptcy Code and HW shall be entitled to the protections afforded by Section 363 (M) of the Bankruptcy Code in connection therewith. Further, the parties agree that HW has not engaged in any conduct that would violate Section 363(n) of the Bankruptcy Code in connection therewith.

      (d) All funds on deposit in accounts of HW, the SPVs and the Operating Companies as of the Filing Date shall be owned by, and to the extent necessary transferred (on or promptly after the Preliminary Effective Date) to, the SPVs (other than funds transferred to the Operating Companies or HW pursuant to orders of the Bankruptcy Court, including for purchases of Equipment and funds transferred to HW pursuant to Section 10(b) hereof). On or before October 14, 2001, the parties shall use their collective best efforts to reconcile the Monthly Revenue received under the HW Contracts from and after the Filing Date so as to ensure that HW receives all Monthly Revenue accrued and paid from and after the Filing Date in respect of the HW Contracts and the SPVs receive all Monthly Revenue accrued prior to the Filing Date in respect of the HW Contracts and received from and after the Filing Date, which best efforts shall include, without limitation, allowing access to each others' books and records for the purpose of confirming such information. If the parties cannot agree upon such reconciliation prior to October 14, 2001, then either party can submit such dispute to the Bankruptcy Court for a determination. Upon such reconciliation, which shall be acceptable to HW and Key, or upon order of the Bankruptcy Court, HW shall transfer to the SPVs or the Operating Companies and the SPVs shall transfer to HW sufficient funds so as to give full effect to the reconciliation of such Monthly Revenue. If and to the extent one party receives Monthly Revenue that is on account of Contracts owned by another as determined by this paragraph, then such party shall hold such Monthly Revenue in trust for the other party. Prior to the completion of the reconciliation referred to above, on each Monday of each week following the Preliminary Effective Date, (x) HW shall, turn over, transfer or cause to be transferred to RAS all Monthly Revenue collected by HW during the preceding week that is the property of the Operating Companies or the SPVs as provided in this paragraph and (y) the Operating Companies or the SPVs shall turn over, transfer or cause to be transferred to HW all Monthly Revenue collected by the Operating Companies or the SPVs during the preceding week that is the property of HW as provided in this paragraph. If any Operating Company or SPV undertakes any collection efforts concerning delinquent accounts receivable for any SPV Contract, any such notice shall not imply in any manner that such Operating Company is affiliated with HW. HW will, at the SPV's cost, two business days after the MRR Adjustment, deliver to the SPVs a signed letter to HW's contact person under each SPV Contract that was entered by HW or that relied primarily on HW as its main contact instead of any of the Operating Companies, the text of such letter to read, "Your account has been acquired by [name the applicable SPV]. We have valued your business, and ask that you continue to make all payments to [insert SPV name and address] or as such company directs." Such notice shall also state such additional information as reasonably acceptable in form and substance to HW and the SPVs. If an SPV elects to bring a collection action under an SPV Contract, HW will, at the SPV's expense, assign all collection rights, if any, HW may have regarding such Contract for amounts owed to the SPV and the SPVs shall not sue in the name of HW but may sue as an assignee of HW; provided that if applicable law prevents an SPV from bringing an action in its own name, only then may it bring an action in the name of HW and the parties shall cooperate at the SPVs expense for such purposes. Neither the SPVs nor Operating Companies shall undertake any collection efforts involving litigation or threat of litigation against any third party to any HW Contract. With respect to any HW Contract, HW agrees to ensure that the past due balance any SPV is entitled to collect hereunder is paid to the SPV as follows:
(I) any accounts receivable balance that HW collects from and after the Filing Date under such HW Contract shall be applied first to the amount past due to the SPV; and (II) if HW brings any lawsuit to collect any past due balance, HW shall include with its own claim any claim that the SPV has for its past due balance and HW shall apply the proceeds of such lawsuit (net of all costs of collection) first to the past due balance owed to the SPV and then to the balance owed to HW. HW has no obligation to bring any lawsuit to collect any balance owed under an HW Contract. If HW terminates its relationship with a party to an HW Contract, the SPV owed any balance thereunder is no longer restricted from bringing a lawsuit against such party. HW's obligations to any SPV under clauses
(I) and (II) above are subject to the SPV giving HW written notice within 120 days after the Filing Date of any balance owed but uncollected, together with such other information about payments (if any) that the SPV collected as HW may at any time reasonably request. HW's obligations to any SPV under clause (II) above are further subject to the SPV cooperating as reasonably necessary with HW to assign any claim the SPV has to HW to enable HW to seek to collect such claim. From and after the Filing Date, HW shall use its best efforts to cause all of its funds and (from and after October 1, 2001) all collections on the HW Contracts to be deposited into a bank account separate and apart from the bank accounts maintained by the Operating Companies and the SPVs, and the Operating Companies and the SPVs shall cooperate in connection therewith. From and after the Filing Date, the Operating Companies and the SPVs shall use their best efforts to cause all of their funds and (from and after October 1, 2001) all collections on the SPV Contracts to be deposited into a bank account separate and apart from the bank accounts maintained by HW and HW shall cooperate in connection therewith.

Section 6. APPOINTMENT OF OFFICERS AND DIRECTORS. The Queens represent and warrant that they are the sole directors of the Operating Companies. Immediately prior to the Filing Date, (i) subject to clause (ii), below, the Queens shall resign their positions as officers and directors of the Operating Companies and shall procure the resignation of Mr. Gerard Christopher and of any other person requested by the Operating Companies as officers of the Operating Companies,
(ii) the Queens shall, prior to submitting their resignations, as directors of the Operating Companies, adopt resolutions (A) appointing Mr. Robert Rosenfeld as chief executive officer, chairman and director and Mr. John Forte as president, chief operating officer and director (the "NEW DIRECTORS") of each of the Operating Companies, (B) authorizing the New Directors to exercise such powers as are set forth in a document attached to such resolutions and acceptable to the parties hereto and (C) authorizing the SPVs to enter into and perform the obligations set forth in this Agreement and all agreements delivered in connection herewith, including the filing of petitions for the Chapter 11

Cases, and (iii) the Queens and HW shall ensure that any law firms, accounting firms and consultants previously engaged by the Operating Companies and the SPVs to represent or assist them in connection with the involuntary petitions of the SPVs or any potential bankruptcy of the Operating Companies (including, without limitation, the firms of Genovese, Lichtman, Joblove & Battista P.A., Rabinowitz Trenk Lubetkin & Tully, P.C., Friedman, Rosenwasser & Goldbaum, P.A. and Riker Danzig Scherer Hyland & Perretti, LLP, Edwards and Angell, Lester Schner and Marc List but excluding Burns & Levinson and Deloitte and Touche) shall have resigned from such representations and shall have no further claim for fees or expenses against the SPVs or the Operating Companies. The New Directors, on behalf of the Operating Companies and the SPVs, shall, in their sole discretion, engage the services of counsel to represent them in the Chapter 11 Cases. In the event that either the Preliminary Effective Date or the Final Effective Date does not occur as set forth in Section 2 above, the New Directors shall immediately resign from their positions as officers and directors of the Operating Companies, and the Queens shall be deemed to have been reinstated as the sole directors and officers of the Operating Companies. Furthermore, notwithstanding the foregoing, the rights of the New Directors to be indemnified by the Operating Companies shall survive such resignation.

Section 7. TRANSITION. During the Transition Period, each of the Queens and HW shall provide to the Operating Companies assistance in transitioning the management of the business of the Operating Companies. Such assistance shall include, without limitation, providing introductions to the relevant managers of the Providers and referral sources with respect to the SPV Contracts that are Provider Contracts, using their best efforts to develop, with RAS responsible for payment of all out-of-pocket expenses in connection therewith,) one or more downloaders (which downloaders shall be the sole property of RAS) which consist of hardware and software that will enable a change of the response center telephone numbers that are programmed into HW 3000/6000 units and assistance in ensuring that SPV Contracts the ultimate payors of which include governmental entities are properly transitioned to the Operating Companies and all other assistance reasonably necessary to effectuate the purposes of this Agreement. The parties hereto acknowledge and agree that the assistance requested of the Queens and HW pursuant hereto shall be reasonable and be made in good faith in all respects, which reasonableness shall include recognition by the parties hereto that the Queens and HW have other commitments, including, without limitation, the operation of their separate business. Notwithstanding anything herein to the contrary, until the Final Effective Date, neither the Queens nor HW shall be obligated to, and the Operating Companies and SPVs agree not to, disclose or transfer the computer codes or monitoring know-how (such "know-how" to consist of the manner in which the telephony, the automation, Equipment and the Monitoring Equipment interact) in respect of the monitoring of Contracts to any third party, including any third party monitoring service. In addition, during the Transition Period, each of the Queens and HW shall, and shall use its best efforts, without any out-of-pocket expense to the Queens or HW, to ensure that the remaining HW employees shall be available during regular business hours for consultation on the above areas (so long as such consultation does not unduly interfere with the business of HW and does not include sales or marketing efforts except to retain existing Providers) as well as other areas deemed necessary or desirable by the Operating Companies, which consultation shall also be reasonable and requested in good faith in all respects. All reasonable travel and other out-of-pocket expenses required in the provision of such consultation and assistance (including after the Transition Period as provided below) shall be paid by the Operating Companies within seven days after submission of receipts or other proof thereon. Following the Transition Period, if further assistance is required by the Operating Companies, the Queens shall provide consulting services to the Operating Companies as follows: (i) during the first 30-day period following the Transition Period, the Queens shall provide up to 20 hours per week of consulting services, which time limit may be subject to extension through good faith negotiations, (ii) during the second 30-day period following the Transition Period, each of the Queens shall provide up to 60 hours of consulting services, which time limit may be subject to extension through good faith negotiations and (iii) thereafter, the Queens shall, at the request of the Operating Companies, negotiate in good faith for any additional consulting services to be provided for a period not to exceed nine months following the Filing Date. The Queens each shall be entitled to and shall be paid compensation at the rate of $300 per hour during normal business hours (Monday through Friday 8 a.m. to 8 p.m.) and $450 per hour for work requested and required to be performed outside of such normal business hours. Payment for such services shall be made by the Operating Companies or the SPVs within seven days after submission of an invoice therefor. If payment is not made to the Queens pursuant hereto, the Queens shall not be obligated to continue providing services hereunder until such payment is made. Any other terms of the consulting services shall be negotiated in good faith by the parties hereto and approved by the Bankruptcy Court, PROVIDED, HOWEVER, that such consulting services shall not unreasonably interfere with the other businesses of the Queens.

Section 8. MONITORING SERVICES AND PAYMENT OF EXPENSES WHILE MONITORING.

           (a) From and after the Filing Date, RAS shall, at its expense, perform the Services with respect to the HW Contracts and any other Contracts owned by HW and presented to RAS from time to time thereafter as to which HW requests provision of Services (such other Contracts shall be included in the definition of HW Contracts for purposes of this Section 8) to the extent set forth in, and pursuant to, the terms of the Monitoring Contract. Notwithstanding anything to the contrary set forth herein, for purposes of this Section 8, "Services" shall exclude services generally referred to by HW as "customer service"; PROVIDED, HOWEVER, that for such period of time as the Services are performed from the Boca Office, HW and RAS shall share their customer service personnel in such a manner that all incoming customer service calls will be initially handled randomly by such personnel and then transferred to personnel of the appropriate company.

           (b) The monitoring services to be provided pursuant to the Monitoring Contract, as well as the monitoring of the SPV Contracts, will be performed generally utilizing the Monitoring Equipment. HW represents and warrants that the Monitoring Equipment is currently sufficient for the performance of the monitoring services required of RAS hereunder and under the Monitoring Contract and has sufficient capacity to service an additional 5000 End-Users as well as any additional HW Contracts added while RAS is performing the Services from the Boca Office and the Orlando Office. The Operating Companies and the SPVs shall pay to HW or at its direction any and all operating expenses necessary for the operation of the Boca Office and the Orlando Office in the standard course of business in effect before the Filing Date, as well as maintenance of such facilities in accordance with the respective leases therefor while RAS is providing any of the Services therefrom (including all operating expenses accrued during such period but payable after such period), including, without limitation, rent, utilities, phone, all insurance policies in effect on the Filing Date for property, casualty and liability coverage to the extent covering such facilities as listed on Schedule M hereto, and other leases, phone charges, supplies, and legal fees arising from any third party action arising from such operations, but only to the extent such operating expenses relate to the activities that RAS performs at the Boca Office or Orlando Office. Subject to the terms in this paragraph below, RAS shall, at its expense, be responsible for the maintenance and repair of the Monitoring Equipment and any HW assets during the period RAS is using such Monitoring Equipment or HW assets pursuant hereto and shall, at its expense, be responsible to HW for the replacement value of any such assets lost or damaged while in its possession or control. All Monitoring Equipment and other HW assets (including replacements thereof) including the premises of the Boca Office and Orlando Office shall be returned to HW in the same condition in which RAS received them, subject to normal wear and tear. Notwithstanding anything to the contrary set forth herein, (i) the SPVs and the Operating Companies shall not be responsible for any obligation to restore the premises of the Orlando Office or the Boca Office to their condition at the inception of the lease at the conclusion or termination of the lease therefor (other than to the extent any such restoration is required due to actions by RAS) but shall still be required to return them in the same condition in which RAS received them, subject to normal wear and tear, as required in the preceding sentence immediately above; and (ii) all capital expenditures, including Equipment replacement as necessary, required for the provision by RAS of the Services from the Boca Office and the Orlando Office (other than capital expenditures resulting from the actions of RAS, which shall be the responsibility of RAS) shall be divided equally between RAS and HW only if necessary to replace broken Equipment (which shall result in the asset purchased being solely HW's asset), but if for other purposes at the expense of RAS (which, if RAS pays alone, shall result in the asset purchased being solely RAS' asset). However if HW elects to incur capital expenditures at the Boca Office or Orlando Office that RAS is not required to make under this Agreement, HW must pay for them (which shall result in the asset purchased being solely HW's asset). HW hereby agrees to allow RAS to use the Monitoring Equipment and its facilities in the Boca Office and the Orlando Office in order to provide the Services with respect to the HW Contracts and the SPV Contracts. RAS further agrees to indemnify HW for any non-compliance with the leases for the Boca Office and the Orlando Office to the extent such non-compliance was a result of acts or omissions by RAS.

           (c) Before RAS discontinues providing the monitoring Services hereunder to HW from the Boca Office, it shall comply with the following requirements: (i) no such discontinuance shall take place before the Final Effective Date; (ii) RAS shall provide to HW at least 90 days' prior written notice, setting forth the identity and intended date of transition of Services for at least 95% of the units of Equipment under the SPV Contracts from the Boca Office to the new servicer (the "Transition Date"); (iii) the new servicer shall have begun monitoring at least 95% of the units of Equipment under the SPV Contracts; (iv) RAS shall use its best efforts, without the expenditure of funds, to cause the new servicer to offer to HW the Services at the same price and terms as such servicer offers to provide for the SPV Contracts; (v) on the Transition Date, RAS shall provide HW with exclusive possession and control of the Boca Office and Orlando Office and all Monitoring Equipment and other HW assets; and (vi) at least 60 days shall have expired after the date on which the telephone numbers for at least 95% of the units of Equipment under the SPV Contracts have been reprogrammed to new telephone numbers the Operating Companies or SPVs acquire at their own expense that are different from the telephone numbers the Equipment currently uses under the HW Contracts. The Queens (subject to the terms of Section 7) and HW agree to use their respective best efforts, at no out-of-pocket expense to them, and provided that they receive all the resources they reasonably request from the Operating Companies and the SPVs, to ensure that the reprogramming contemplated under clause (vi) above is completed within six months following the Final Effective Date. All expenses solely in connection with any transition of the SPV Contracts to another servicer shall be the sole responsibility of the Operating Companies and SPVs. All expenses solely in connection with any transition of the HW Contracts to another servicer shall be the sole responsibility of HW. From and after the date on which at least 95% of the units of Equipment under SPV Contracts have been reprogrammed to numbers other than those of HW, provided that RAS shall have satisfied its obligations to HW under clause (v), above, HW shall provide monitoring services for those units of Equipment under the SPV Contracts remaining unprogrammed. Such services will be provided pursuant to the terms of the HW Monitoring Agreement attached as Exhibit C hereto. Notwithstanding anything to the contrary set forth herein, neither HW, the Queens nor RAS shall be required hereunder to reprogram any Equipment used under SPV Contracts that dials a telephone number that accepts calls only from such Equipment under SPV Contracts and that no Equipment that End-Users use under HW Contracts is programmed to dial.

           (d) RAS, while it is providing the Services in respect of the HW Contracts, shall, to the extent the Monitoring Equipment, telephone lines and other equipment and materials as they exist as of the date hereof allow, provide HW access to the data and other information related to the monitoring and other services to be provided under the Monitoring Contract in a real time, 24/7, non-proprietary electronic format.

           (e) From and after such time as RAS discontinues the provision of Services from the Boca Office for any reason, the Operating Companies agree to pay to HW when due an amount equal to the Lease Expenses, as hereinafter defined, incurred by HW during and for the first half of the Remaining Agreed Lease Period, as hereinafter defined. HW shall be responsible for the Lease Expenses for the second half of the Remaining Agreed Lease Period. For purposes of this Agreement, "LEASE EXPENSES" means the rent (including current CAM, as may be adjusted hereafter under the applicable lease) and other standard operating expenses due under that certain Lease Agreement, dated August 22, 2000, between HW and Herbert Bornack (the "ORLANDO LEASE"). For purposes of this Agreement, "REMAINING AGREED LEASE PERIOD" means the remaining term outstanding under the Orlando Lease from and after the date RAS discontinues the provision of Services from and vacates the Boca Office for any reason until the end of the current term of each such Orlando Lease, without accounting for extension options. In the event that RAS exercises an extension option under the Orlando Lease, or obtains an extension thereof, then RAS shall be responsible for all expenses of such Orlando Lease for such extension periods. Notwithstanding anything herein to the contrary, (i) if the Orlando Lease is terminated or otherwise comes to an end prior to its currently scheduled term, then the applicable Remaining Agreed Lease Period shall be shortened accordingly and the obligations of the Operating Companies hereunder for the Lease Expenses associated therewith shall be for the first half of the Remaining Agreed Lease Period as shortened and (ii) if HW utilizes (other than for storage) or sublets the Orlando Office from and after the date RAS discontinues the provision of all Services from the Boca Office, HW shall reimburse the Operating Companies for any and all amounts paid by the Operating Companies under this subsection (e), such reimbursement to be paid within seven days following any such use or sublease. If and to the extent that the Remaining Agreed Lease Period is so shortened, HW shall reimburse the Operating Companies or, after the Termination Date, Key, for those amounts, if any, paid by the Operating Companies in excess of their share of the Lease Expenses as set forth above, such reimbursement to be paid within five days following the end of such Orlando Lease.

           (f) So long as RAS is providing Monitoring Services at the Boca Office for HW, HW shall not transfer to a third party or disconnect any phone numbers to which any Equipment is programmed to call. For a period of 12 months after RAS discontinues such Services, if HW elects to cancel any such phone number it will provide 30 days prior written notice to RAS. Within such 30-day period RAS may request HW to transfer such phone number to RAS or its designee and HW shall cooperate at RAS's expense.

           (g) Within five days following the Final Effective Date, HW shall deposit with an independent party who is not a competitor or affiliated with a competitor of HW a copy of all programming instructions, codes and other software (the "Material") required to reprogram the telephone numbers that the HW 3000 consoles and HW 6000 consoles dial so that their signals may be received at a response center that RAS designates. Such deposit shall be pursuant to a written agreement with such party reasonably satisfactory to HW to hold such information in confidence and to release the Material only to RAS and only upon a final finding by the Bankruptcy Court that HW has breached its obligation to provide reprogramming of Equipment as required hereunder. RAS shall promptly reimburse HW for any expenses such third party charges in connection with such agreement, provided that RAS is given an opportunity to agree to such costs prior to the agreement being executed. HW hereby represents and warrants to RAS that the Materials so deposited will be all the intellectual property required for the reprogramming contemplated hereby. RAS shall hold the material in confidence solely for its own use, not to be disclosed to any third party who has not signed and delivered to HW a confidentiality agreement in form reasonably satisfactory to HW.

Section 9. EMPLOYEES; OFFICES.

           (a) From and after the Filing Date, those employees of HW listed on Schedule J hereto (the "TRANSITIONED EMPLOYEES") shall be transitioned to and employed by one or more of the Operating Companies at the direction of the Operating Companies, PROVIDED, HOWEVER, that nothing herein can compel any such Transitioned Employee to accept such employment or to remain employed by the Operating Companies and the parties agree not to hold any party liable for any such failure of acceptance. From and after the Filing Date, any Transitioned Employee who accepts employment with an Operating Company shall not be an employee of HW and HW shall have no further obligation to any such Transitioned Employee, all such obligations, to the extent set forth on Schedule J hereto (plus for each employee an amount of actual expenses not exceeding 5% of the total expenses described therein for such employee), being assumed by the Operating Companies as of and from and after the Filing Date. As a clarification of the previous sentence, the Operating Companies' liability in respect of the Transitioned Employees under this subsection (a) shall be limited to amounts accrued from and after the Filing Date. From and after the Filing Date, the employees of HW set forth on Schedule K hereto (the "LEASED EMPLOYEES") shall be temporarily leased by HW to the Operating Companies for the period set forth opposite the name of such Leased Employee (the respective "LEASE PERIODS") on Schedule K hereto, which Lease Periods may be shortened by the Operating Companies in their discretion, or extended for a limited period through good faith negotiations and mutual written agreement between the parties and shall be extended by the amount of vacation time taken by such Leased Employees during their respective Lease Periods. As a clarification of the previous sentence, the Operating Companies' liability in respect of any Leased Employee shall be limited to the salary, cost of health insurance and 401(k) benefits of such Leased Employee during his or her Lease Period, employer-related taxes, and automobile allowance, at the rates and in such amounts set forth on Schedule K hereto opposite the name of such Leased Employee on Schedule K hereto (plus, for each employee an amount of actual expenses, not exceeding 5% of the total expenses described therein for such employee) and, as incurred in the ordinary course of business, all out-of-pocket expenses of such Leased Employees; PROVIDED, HOWEVER, that HW shall continue to pay such expenses with the Operating Companies agreeing to provide advances therefor at least 1 day before due, consistent with the past practices of cash collateral fundings. At the end of the Lease Period, each Leased Employee shall return to providing services exclusively to HW and all expenses thereof accrued following the last day of the Lease Period shall be the responsibility of HW. Those employees listed on Schedule L hereto shall remain employees of HW (the "HW EMPLOYEES") from and after the Filing Date, and the expenses associated with the HW Employees shall remain the obligation of HW. The Operating Companies shall have no obligation to the HW Employees from and after the Filing Date.

           (b) From and after the Filing Date, the HW Employees shall have access to, and the use of, their existing offices at the Boca Office and also have access to the Orlando Office for storage, testing and for monitoring; PROVIDED, HOWEVER, that one of the offices currently utilized by the Queens or Mr. Gerard Christopher shall be vacated on the Filing Date in order to provide office space for the New Directors and their designees; and PROVIDED, FURTHER, that, except in providing assistance to the Operating Companies in connection herewith, the HW Employees shall only use telephone lines and fax machines at the manufacturing facility of HW that are paid for and the property of HW. For the Boca Office and Orlando Office HW shall reimburse RAS for charges HW employees incur for telephone lines or fax machines that are not paid for by HW, pursuant to an agreement to be entered with RAS, except in connection with providing assistance to the Operating Companies.

Section 10. EQUIPMENT AND CREDITS.

           (a) HW hereby sells, transfers and assigns to the Operating Companies and the SPVs as of the Preliminary Effective Date any and all right, title and interest that HW has in, to and under any Equipment that is, as of the Preliminary Effective Date , (i) in the possession or under the control of a Provider which is not a party to an HW Contract, (ii) in transit to a Provider or End-User which is not a party to an HW Contract, (iii) in the possession or under the control of an Operating Company or an SPV and not in the possession or under the control of a Provider which is a party to an HW Contract, (iv) in transit to or in transit for the benefit of an Operating Company or an SPV and not in the possession or under the control of a Provider which is a party to an HW Contract or (v) in transit from an End-User who is not a party to a HW Contract to a Provider or, HW or an Operating Company (collectively, the "NON-MONITORED UNITS"). In addition, HW hereby sells, transfers and assigns to the Operating Companies and the SPVs as of the Preliminary Effective Date any and all right, title and interest that HW has in, to and under any Equipment that is being monitored and utilized as of the Preliminary Effective Date by an End-User pursuant to a Contract which is not an HW Contract (the "MONITORED UNITS"). HW hereby guarantees to RAS that as of the close of business on the date preceding the Preliminary Effective Date, there will be at least 3000 Non-Monitored Units, at least 2000 of which will be HW3000 or HW6000 units and will promptly make up any deficiency resulting from such guarantee having been inaccurate by delivering to RAS free of charge such number of HW3000, HW6000 units or other units as will support such guarantee, PROVIDED that RAS shall have the burden of proving any deficiency in HW's guarantee. If a transfer of Contracts occurs due to an MRR Adjustment, any transfer of Equipment resulting from such Contract transfer shall not be considered in determining compliance with such guarantee. The Operating Companies shall provide written notice to HW of any such deficiency on or before 60 days following the Preliminary Effective Date. HW shall have the right to audit such deficiency and the Operating Companies and the SPVs agree to provide access to their books and records in connection therewith. If such notice is not provided within 60 days following the Preliminary Effective Date, then the guarantee of HW hereunder shall terminate.

           (b) The parties hereto recognize that the ownership of the Equipment described in this Section 10 has been disputed by the parties hereto and that in consideration of the parties' settlement of such dispute the Operating Companies or the SPVs will pay to HW (i) on the Filing

Date, an amount equal to $250,000, (ii) 30 days following the Filing Date, an amount equal to $250,000, (iii) 60 days following the Filing Date, an amount equal to $250,000 and (iv) on the Termination Date, an amount equal to $205,000.

           (c) HW will, pursuant to a sales agreement in the form of Exhibit D hereto among HW and the Operating Companies, sell Equipment to the Operating Companies and repair and refurbish Equipment on behalf of the Operating Companies at a cost set forth in such sales agreement.

           (d) Notwithstanding any transfer of Equipment pursuant to this Section or any other part of this Agreement by HW, no transfer hereunder shall include any rights to any patent rights, trade secrets, software rights, trademarks, copyrights or other intellectual property associated with the Equipment. The Operating Companies' trademark rights associated with such Equipment shall be governed by a license agreement in the form of Exhibit E hereto.

           (e) HW shall pay Key the sum of $55,000 five business days after the last of the following events shall have occurred:

               (i) the HW Parties shall have been paid all amounts required under subsection (b) (iv) above and all other amounts then due and owing under or in connection with this Agreement (or any agreement entered pursuant hereto) to the HW Parties, and

               (ii) the Operating Companies, the SPVs or any successor-in-interest thereto under the sales agreement referred to in subsection (c) above shall have paid in full for at least 12,000 Health Watch Units (as defined in such sales agreement), together with all required shipping, taxes and insurance, before August 31, 2003.

Section 11. LOAN TO HW

         In the event that the Termination Date has not occurred within the first 180 days after the Filing Date and HW has not been paid the last installment of $205,000 as provided in Section 10(b) above, then, at the option of HW, Key hereby agrees to make a loan to HW in the amount of $205,000. Key agrees to make the loan available to HW within 15 business days after receipt of a request therefor by HW, subject to the execution and delivery of a standard form of commercial loan documents. The loan shall (a) bear interest at Key's prime rate plus 2.5% and (b) be secured solely by (i) a first priority security interest in HW's right to receive the last installment of $205,000 provided in
Section 10(b) hereof and (ii) a security interest (which shall be subordinate to the security interest of any other lender) in property of HW valued at $245,000;
(c) require repayment of interest only until the first anniversary of the date of the loan; and (d) not charge any fees or costs to HW that are not standard fees and costs for a loan of this type, not exceeding 0.5% of the amount of the loan, with no prepayment penalty, and thereafter shall require payment of principal and interest no more frequently than monthly on a level amortization schedule for five years for 80% of the principal amount, with a balloon payment of 20% of the original principal amount due on the fifth anniversary of the date of the loan. HW shall be the sole obligor under such loan and Key shall not require the guarantee of any other Person in connection with the loan.

Section 12. NON-COMPETITION AND NON-SOLICITATION.

            (a) NON-COMPETITION. In consideration of the mutual promises of the parties hereto, for a period of 30 days from and after the Filing Date, the Queens, in any capacity, whether for their own account or for any other Person, shall not, directly or indirectly, with or without compensation, engage in any business or aid or assist any other Person in the conduct of any business which competes directly with any product line of or service offered by the Operating Companies or the SPVs, including, without limitation, soliciting Persons to enter into arrangements in substance similar to those represented by the Contracts or to purchase or lease personal emergency response systems or devices. Notwithstanding anything herein to the contrary, this provision shall not prohibit the Queens from complying with their obligations under this Agreement or from providing services in respect of the HW Contracts or the existing operations of HW immediately after the Preliminary Effective Date. Notwithstanding anything in this Section 12 to the contrary, neither the Queens nor HW shall be prohibited from making an offer to purchase or from purchasing some or all of the SPV Contracts from the Operating Companies and/or the SPVs.

            (b) NON-SOLICITATION BY QUEENS AND HW. In consideration of the mutual promises of the parties hereto, until December 31, 2003, neither the Queens nor HW nor any HW Party (as defined in Section 13), shall, directly or indirectly, call upon, solicit, divert, take away, contract with or attempt to solicit any Provider or Obligor which is a party to an SPV Contract existing and in effect on the Filing Date. Notwithstanding anything herein to the contrary, the Queens, HW or any HW Party may call upon, solicit, contract with or attempt to solicit any Provider which is a Permitted Referral Source. Notwithstanding anything to the contrary in subsections (a), (b) or (d) of this Section 12, the Queens shall be personally liable under such subsections for their own personal conduct only and that of HW or any HW Party or any other Person if the Queens, or either of them or the members of their immediate family are the direct or indirect majority shareholders of HW, such HW Party or other Person, or are officers or directors of HW, such HW Party or other Person. Without limiting the foregoing, neither the Queens nor HW assume nor shall have any direct or indirect liability for the conduct of third parties that may at any time have any agreements with HW, its affiliates, successors or assigns, as providers of PRS equipment and/or services; PROVIDED, that neither the Queens nor HW shall in any event be permitted, until December 31, 2003, to disseminate to any Person (including any employee of HW other than those with a need to know, or any member of their families) the identity of any party to an SPV Contract or any information with respect to the Contract terms for such SPV Contract and the Queens and HW shall be liable for any third-party use of such information. For clarification of the foregoing, with respect to any SPV Contract, if HW and the Queens comply with the foregoing obligation not to disseminate either the identity of the Provider or End-User to such contract or information about such contract, to third party providers of personal emergency response equipment and/or services, HW and the Queens (and any company in which they may be officers, directors or majority stockholders) are not prohibited from providing equipment and/or services to or at the request of such third parties even if the Provider or End-User may ultimately receive such equipment and/or services. From and after the Preliminary Effective Date, the Queens and HW agree not to solicit or hire any employee who is a Transitioned Employee unless such Transitioned Employee is terminated by the Operating Companies or the SPVs, for which termination the Operating Companies and/or the SPVs shall provide up to 48 hours prior notice of such termination to HW to the extent feasible; PROVIDED, HOWEVER, that neither the Queens nor HW shall be bound by this provision from and after the earlier of the Termination Date or six months after any such Transitioned Employee terminates his/her employment with the Operating Companies and/or the SPVs; and PROVIDED, FURTHER, that the obligations hereunder shall not apply to Marianne Christman, who will be a Leased Employee for up to 90 days and has been hired by HW.

            (c) NON-SOLICITATION BY OPERATING COMPANIES. In consideration of the mutual promises of the parties hereto, until December 31, 2003, neither Key, the Operating Companies, SPV's, nor MS, nor any Affiliate of MS (for which MS is liable), shall, directly or indirectly, call upon, solicit, divert, take away, contract with or attempt to solicit any Provider or Obligor which is a party to a HW Contract existing and in effect on the Filing Date. Notwithstanding anything herein to the contrary, the Operating Companies, SPVs, MS and any Affiliates of MS may call upon, solicit, contract with or attempt to solicit any Provider which is a Permitted Referral Source. In addition, each of Key, MS, the Operating Companies and SPVs, on behalf of itself and its Affiliates, shall execute and deliver to HW a confidentiality agreement, in the form of Exhibit F hereto, pursuant to which they and their Affiliates agree not to disclose or divulge any information related to or in respect of the HW Contracts or other confidential or proprietary information of HW to any Person not a party to this Agreement. In addition, if and to the extent Key, MS, the Operating Companies or the SPVs enter into discussions with any Person for the sale, merger or other disposition of assets or equity of the Operating Companies or the SPVs, the Operating Companies and the SPVs, as applicable, shall obtain from such Person and promptly deliver to HW a confidentiality agreement, in the form of Exhibit H hereto.

            (d) MODIFICATION. The parties hereto acknowledge and agree that the duration, scope and geographic area of the restrictions described in this
Section 12 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Operating Companies or the SPVs (including, without limitation, the Sold Contracts) on the one hand, and HW and the Queens (including, without limitation, the HW Contracts) on the other, that adequate consideration has been received by the other parties hereto for such obligations and that such obligations do not prevent such other parties from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 12 are not reasonable, that consideration is inadequate or that either party has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this
Section 12 as will render such restrictions valid and enforceable. The parties agree that, by entrance by the Bankruptcy Court of an order approving this Agreement, they shall be permanently enjoined and estopped from challenging the validity of the restrictions described in this Section 12 in any state or federal court.

            (e) REMEDIES FOR BREACH. The parties hereto agree that the restrictions contained in this Agreement are severable and separate, and the unenforceability of a specific restrictive covenant herein shall not affect the validity of any other covenant set forth herein. If a court of competent jurisdiction determines that the time or territorial restrictions are unreasonable in their scope, then, and in that event, the court shall insert reasonable limitations and enforce the restriction in accordance therewith. Each of HW and the Queens on the one hand and the Operating Companies, the SPVs, Key and MS on the other hand acknowledge that the other parties will suffer irreparable harm as a result of a breach of such restrictive covenants hereunder for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual breach of any provision of this Section 12, the non-breaching party(ies) shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order and/or a permanent injunction in any court of competent jurisdiction, including, without limitation, the Bankruptcy Court, to prevent or otherwise restrain a breach of this Section 12, without the necessity of proving damages or posting a bond or other security. In the event of a breach of any of the Specified Obligations, as hereinafter defined, by a Bank Party and/or an RUSA Party (as defined in Section 13) and such breach is determined to exist pursuant to a Breach Order, as defined below, entered in connection with the Court Procedure, as defined below, then the respective Bank Party and/or RUSA Party shall have five business days after the entry of the Breach Order to cure or otherwise resolve such breach in accordance with the Breach Order, failing which the restrictions under this Section 12 applicable to HW and the HW Parties shall terminate and be of no further force and effect, with such breach constituting a defense to the enforcement of said restrictions. The relief described in this Section 12 shall be in addition to and not in substitution of any other remedies available to the parties hereunder. For purposes of this Section12, "COURT PROCEDURE" means a hearing in the Bankruptcy Court upon the filing of a motion (which may include an emergency hearing on not less than five days notice to all parties hereunder) seeking to determine whether a breach of this Agreement has occurred and the damages or amounts due as a result thereof. The parties hereto agree to the Court Procedure and to a hearing on not less than five days notice in accordance herewith. For purposes of this Section 12, "BREACH ORDER" means an order entered by the Bankruptcy Court determining that a breach of the Specified Obligations has occurred and/or determining the damages or amounts are due as a result thereof, whether or not appealed or for which reconsideration is sought. The parties further agree that the Bankruptcy Court shall reserve jurisdiction to enforce the terms of this Agreement, including specifically the provisions of this Section 12. For purposes of this Agreement, "SPECIFIED OBLIGATIONS" means
(i) the obligation to make payments specified in Section 10(b) hereof if such obligations are not satisfied from monies available under Section 16 hereof within five business days following the entry of a Breach Order in respect thereof or (ii) any obligation by the Operating Companies or the SPVs to pay any money to or on behalf of HW hereunder.

Section 13. RELEASE. Effective as of the Preliminary Effective Date, HW, each of the Queens and the Trust (collectively, the "HW PARTIES") each jointly and severally agrees to release and hereby do release and discharge, (x) MS and Key and their respective former and current shareholders, agents, servants, employees, directors, officers, attorneys, consultants, advisors, Affiliates, subsidiaries, predecessors, successors and assigns and all Persons, firms, corporations and organizations acting on their behalf (collectively, the "BANK PARTIES") and (y) each of the Operating Companies and the SPVs and their respective former and current shareholders, agents, servants, employees, directors, officers, attorneys, consultants, advisors, Affiliates, subsidiaries, predecessors, successors and assigns and all Persons, firms, corporations and organizations acting on their behalf (collectively, the "RUSA PARTIES") of and from all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever that each HW Party has or claims to have against any Bank Party or any RUSA Party as of the date hereof and whether known or unknown at the time of this Agreement, and of every nature and extent whatsoever on account of or in any way, directly or indirectly, touching, concerning, arising from or founded upon the relationship between any HW Party on the one hand and any Bank Party or any RUSA Party on the other. Effective as of the Preliminary Effective Date, MS, Key, each Operating Company and each SPV hereby jointly and severally agrees to release and hereby do release and discharge, each HW Party (which for purposes of this Section shall be deemed to include Messrs. Ronald Rosenwasser and Daniel Abramowitz) and their respective and current shareholders, agents, servants, employees, directors, officers, attorneys, consultants, advisors, Affiliates, subsidiaries, predecessors, successors and assigns and all Persons, firms, corporations and organizations acting on their behalf, of and from all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever (including, without limitation, under Sections 542 through 550 of the Bankruptcy Code or similar state law causes of action) that each Bank Party or each RUSA Party has or claims to have against any HW Party and/or their respective and current shareholders, agents, servants, employees, directors, officers, attorneys, Affiliates, subsidiaries, predecessors, successors and assigns and all Persons, firms, corporations and organizations acting on their behalf, as of the date hereof and whether known or unknown at the time of this Agreement, and of every nature and extent whatsoever on account of or in any way, directly or indirectly, touching, concerning, arising from or founded upon the relationship with any Bank Party or any RUSA Party, including, without limitation, under Sections 542 through 550 of the Bankruptcy Code or similar state law causes of action. The mutual release set forth herein shall not apply to any claim or liability arising from and after the Preliminary Effective Date, or arising from the obligations and representations set forth in this Agreement. The parties agree that the release of any and all inter-company obligations owed by HW to any RUSA Party shall be treated as a capitalization of such amount on the books and records of the RUSA Parties, prior to the time the HW shares are transferred under Section 4 hereto to or at the direction of the HW Parties. RUSA and HW shall take all actions necessary to make the election under Section 1.1502-20(g) of the Treasury Regulations to re-attribute all of HW's net operating losses to RUSA, and shall file all future tax returns and reports in a manner consistent with such election having been made.

Section 14. WAIVER OF RIGHT TO JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER ON ANY MATTERS WHATSOEVER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE DOCUMENTS CONTEMPLATED HEREBY AND SHALL TAKE ALL APPROPRIATE STEPS TO IMPLEMENT THAT WAIVER, INCLUDING PROVIDING FURTHER WRITTEN CONSENT IN COURT.

Section 15. GOVERNING LAW, ETC. THIS AGREEMENT AND ALL TRANSACTIONS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. If any provision of this Agreement is invalid or in contravention of the applicable law or regulations of any controlling jurisdiction, such part or provision shall be severable without affecting the validity of any other part or provision of this Agreement. The parties hereto agree to the exclusive jurisdiction of the Bankruptcy Court with respect to any claims, suits or litigation arising from the provisions of this Agreement.

Section 16. AGREED SURCHARGE AND CARVE OUT OF COLLATERAL. MS, Key, each Operating Company and each SPV hereby acknowledge that the Specified Obligations and the Additional Specified Obligations (as defined below) are critical elements of this Agreement to HW and the HW Parties. As such, if and to the extent that the failure of the Operating Companies or the SPVs to comply with a Specified Obligation or Additional Specified Obligation results in the entry of a Breach Order, and damages or amounts determined to be owed under such Breach Order are not cured or otherwise resolved as set forth therein by the Operating Companies or the SPVs within five business days after the entry of such Breach Order, then MS, Key, the Operating Companies and the SPVs hereby agree that HW and the HW Parties, as the case may be, shall be paid such damages or amounts (the "Carve Out Amount") from the proceeds of, or Monthly Revenue derived from, the SPV Contracts and the proceeds from the sale or other disposition of the SPV Contracts. Any and all Liens, claims (including administrative claims) and encumbrances existing in favor of MS, Key or any other party, whether accrued or incurred before or after the Filings, in respect of the SPV Contracts, the Monthly Revenue in connection therewith and/or the proceeds therefrom shall be subject and subordinate to the Carve Out Amount and the payment thereof in favor of HW or the HW Parties. Upon written notice from HW for payment of the Carve Out Amount pursuant to this
Section 16, the Carve Out Amount shall be paid within five business days after the date of such notice to the extent funds are available (i.e., collected and not yet expended), or, if not available, as soon as such funds are available (i.e., collected at any time after a Breach Order is obtained regardless of any expenditures required thereafter with respect to such collected amounts). For purposes of this Section 16, "Additional Specified Obligations" mean (i) damages determined by the Bankruptcy Court in a Breach Order to have been incurred by any HW Party for a nonmonetary breach by the Operating Companies or the SPVs of any provision hereof or any agreement entered into by the Operating Companies or the SPVs pursuant to the terms hereof but only to the extent that the Bankruptcy Court, in a Breach Order, determines that such breach was directly or indirectly induced by Key or MS; and (ii) any obligation by the Operating Companies or the SPVs to pay any money to the Queens hereunder, but only to the extent that the Bankruptcy Court, in a Breach Order, determines that the failure to pay such money was directly or indirectly induced by Key or MS.

Section 17. ENTIRE AGREEMENT, ETC. This Agreement and the agreements contemplated hereby embody the entire agreement of the parties and supersede any other agreements or understandings among them, whether oral or written, relating to this subject matter. No amendment or modification or waiver of a breach of any term or condition of this Agreement shall be valid unless in a writing signed by all of the parties hereto. The failure of a party to enforce, or the delay by a party in enforcing, any of its rights under this Agreement will not be deemed a continuing waiver or a modification of any rights hereunder and each party may, within the time provided by applicable law and consistent with the provisions of this Agreement, commence appropriate legal proceedings to enforce any or all of its rights.

Section 18. FURTHER ASSURANCES. The parties hereto agree to execute and deliver such additional documents as may reasonably be necessary to effectuate the terms and provisions of this Agreement. Specifically, on the Final Effective Date, the Operating Companies, the SPVs, MS and Key further agree to deliver and return to HW those original HW Contracts in the possession or control of such parties and execute and deliver original assignments of trademarks (including goodwill pertaining thereto), patents and/or copyrights which are required to be transferred to HW pursuant to Section

4 hereof. On the Final Effective Date, HW agrees to deliver and return to the Operating Companies or their designees those original SPV Contracts in the possession and control of HW. The Operating Companies and the SPVs, without any expense to them, agree to cooperate with HW in the procurement by HW of a "tail" or similar type insurance policy for directors' and officers' insurance and/or errors and omissions insurance including providing at least 30 days' prior written notice of any lapse, nonrenewal or modification (or such shorter notice as the Operating Companies have). HW and the Queen Parties may hereafter rely, for all purposes of this Agreement and any agreements entered in connection herewith, on actions or decisions of RAS as being binding on all Operating Companies and SPVs.

Section 19. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered by hand, by express delivery service or registered or certified mail, return receipt requested, to the addressee at the address set forth for the addressee in the first paragraph of this Agreement, or, to the Queens, at the Boca Office or, as to any party, to such address as is specified to each other party hereto in writing delivered as set forth above. A copy of any such notice shall also be delivered to Paul Battista, Esq., at Genovese, Lichtman, Joblove & Battista, P.A., 100 SE 2nd St., 36th Floor, Miami, Florida 33131, and to Howard J. Finkelstein, Esq., at Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022.

Section 20. PRESS RELEASES. One day prior to the Filing Date, the Queens shall deliver to counsel to Key a form of press release describing the resignations of the Queens as directors and officers of RUSA and the other Operating Companies and the appointment of the New Directors. RUSA will release such press release at the time of the Filings or shortly before the Filings take place. Neither RUSA nor any other Operating Company, Key or MS will publicly distribute the next press release, describing the transactions set forth in this Agreement, until at least one day after the release of the press release the Queens delivered to Key's counsel. Further, such next press release shall not be publicly distributed without having provided drafts thereof to the Queens one business day prior to its dissemination and having taken into consideration any comments of the Queens or their counsel thereon; provided, that RUSA shall not be required to take into consideration any comment which, in the reasonable opinion of its counsel, would result in violation by RUSA of any securities laws. Such press release, which shall be subsequently filed with the SEC on a Form 8-K along with a copy of this Agreement, will accompany a copy of this Agreement.

Section 21. COUNTERPARTS. This Agreement may be executed in any number of counterparts (including counterparts delivered by facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers thereto duly authorized as of the day and year first above written.

RESPONSE USA, INC.                     RESPONSE ABILITY SYSTEMS, INC.

By: /s/ Jeffrey Queen                  By: /s/ Jeffrey Queen
   -----------------------                -----------------------
   Jeffrey Queen                          Jeffrey Queen
   Chief Executive Officer                President


ORGANIZATION FOR
ENHANCED CAPABILITIES, INC.            RESPONSE SECURITY SYSTEMS, LLC

By: /s/ Jeffrey Queen                  By: /s/ Jeffrey Queen
   -----------------------                -----------------------
   Jeffrey Queen                          Jeffrey Queen
   President                              President


EMERGENCY RESPONSE SYSTEMS, INC.       KEYBANK NATIONAL ASSOCIATION

By: /s/ Jeffrey Queen                  By: /s/ James G. Caffrey
   -----------------------                -----------------------
   Jeffrey Queen                          James G. Caffrey
   President                              Vice President


RESPONSE SECURITY MONITORING, LLC      MCGINN, SMITH ACCEPTANCE CORP.

By: /s/ Jeffrey Queen                  By: /s/ Timothy McGinn
   -----------------------                -----------------------
   Jeffrey Queen                          Timothy McGinn
   President


HEALTH WATCH, INC.                      /s/ Jeffrey Queen
                                       --------------------------
                                            JEFFREY QUEEN
By: /s/ Jeffrey Queen
   -----------------------              /s/ Andrew Queen
   Jeffrey Queen                       --------------------------
                                            ANDREW QUEEN

LIMITED JOINDER:

         The undersigned have executed this Agreement for the limited purpose of agreeing to be bound by the provisions of Sections 4 and 12 hereof .

                                           JEFFREY AND ANDREW QUEEN
                                           IRREVOCABLE TRUST


                                           By: /s/ Lorence Queen
                                              -------------------------
                                              Lorence Queen
                                              Trustee


LIMITED JOINDER:

         The undersigned have executed this Agreement for the limited purpose of agreeing to be bound by the provisions of Section 6 hereof.

                                            /s/ Robert Rosenfeld
                                           ----------------------------
                                           Robert Rosenfeld


                                            /s/ John Forte
                                           ----------------------------
                                           John Forte